ANNUITY ENDORSEMENT

   Individual Retirement Annuity (IRA) Group Contract, Group Certificates and
                 Individual Contracts Maintained as a Roth IRA

This endorsement is issued upon request of the owner and is intended to modify the IRA group contract, group certificate or individual contract to which it is attached. It modifies certain provisions of this contract/certificate.

What changes are provided by this endorsement?

1. Within THE ANNUITY CONTRACT section of the group contract, the following paragraph is added to "Can this contract be modified?" under a new subheading, "For Roth IRA certificates:". Within the same section of the individual contract or group certificate, the last sentence under "Can the contract be modified?" is deleted and is replaced in its entirety to read as follows:

          "The contract or the certificate issued under the contract is intended to qualify as a Roth IRA. We agree to and reserve the right to modify the contract or the certificate issued under the contract to the extent necessary to qualify it as a Roth IRA as described in Section 408A of the Internal Revenue Code of 1986, as amended and all related sections and regulations which are in effect during the term of the contract or certificate."

2. Within the BENEFICIARY AND PAYMENTS TO BENEFICIARY section of the individual contract or group certificate, the last sentence of "What is the spouse's option to continue the certificate?" or "What is the spouse's option to continue this contract?" is deleted. Within the same section of the group contract, a new paragraph is added to "What is the spouse's option to continue the certificate?" and reads as follows:

          "For Roth IRA certificates: The settlement date may be set later than the year the spouse attains age 70-1/2."

3. Within the PURCHASE PAYMENT section of the group contract, the following paragraphs are added to "What is the purchase payment for a certificate?" under a new subheading, "For Roth IRA certificates:". Within the same section of the individual contract or group certificate, the section under "What is the purchase payment for a certificate?" or "What is the purchase payment for this contract?" is deleted and replaced in its entirety to read as follows:

          "The purchase payment is that amount which is a qualified rollover contribution or a conversion of an Individual Retirement Annuity (other than a Roth IRA) to a Roth IRA as described in Sections 408A(c)(6) and 408A(d)(3)(C) of the Internal Revenue Code of 1986, as amended.

          Purchase payments to a Roth IRA may be made even after the annuitant has attained age 70-1/2."

4. Within the ANNUITY PAYMENT PLANS section of the group contract, the following paragraph is added to "Can the owner change the settlement date?" under a new subheading, "For Roth IRA certificates:". Within the same section of the individual contract or group certificate, the paragraphs under "Can you change the settlement date?" are deleted and are replaced in their entirety to read as follows:

          "Yes. The owner may change the settlement date shown for the contract or the certificate issued under the contract. The owner must tell us the new date by written request. The maximum settlement date is the later of:
          1. the contract/certificate anniversary on or preceding the annuitant's 85th birthday;
          2.   the 10th contract/certificate anniversary; or
          3.   such other date as agreed upon by us.

          Also, if the owner selects a new settlement date, it must be at least 30 days after we receive the owner's written request at our home office."

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5.   Within  the  ANNUITY  PAYMENT  PLANS  section  of the group  contract,  the following paragraph is added to "What are the requirements for selecting a plan?" under a new subheading, "For Roth IRA certificates:". Within the same section of the individual contract or group certificate under "What are the requirements for selecting a plan?", numeral 2.c. is deleted and is replaced in its entirety to read as follows:

         "c. the Plan selected meets the minimum death distribution requirements under Sections 401(a)(9)(B) of the Internal Revenue Code of 1986, as amended and related regulations which are in effect and applicable to Roth IRAs during the term of the contract or certificate."

This endorsement is effective as of the date the contract/certificate is issued or the date the contract/certificate is converted from an IRA to a Roth IRA, whichever is later.


IDS Life Insurance Company


/s/ William A. Stoltzmann

Secretary